UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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IROBOT CORPORATION
(Name of Registrant as Specified in Its Charter)

RED MOUNTAIN PARTNERS, L.P. RMCP GP LLC RED MOUNTAIN CAPITAL PARTNERS LLC RED MOUNTAIN CAPITAL MANAGEMENT, INC. WILLEM MESDAG LAWRENCE S. PEIROS
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Red Mountain Partners, L.P., together with the other participants named herein (collectively, “Red Mountain”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GREEN proxy card to be used to solicit votes for the election of its slate of two highly-qualified director nominees at the 2016 annual meeting of stockholders of iRobot Corporation, a Delaware corporation (the “Company”).

On April 6, 2016, Red Mountain released the following letter to the Company’s shareholders, which was also posted by Red Mountain to www.iRobotproxycontest.com:

April 6, 2016

Dear Fellow Shareholder,

SHAREHOLDER REPRESENTATION ON iROBOT’S BOARD IS NEEDED NOW

PLEASE VOTE THE GREEN PROXY CARD TODAY

Red Mountain Capital Partners LLC (“Red Mountain” or “we”) is the beneficial owner of approximately 6.2% of the outstanding shares of iRobot Corporation (“iRobot” or the “Company”).  We are seeking your support for the election of our two highly qualified director nominees – Willem Mesdag and Lawrence S. Peiros – for election at the Company’s 2016 annual meeting of shareholders.  We believe that shareholder representation on iRobot’s board of directors (the “Board”) is necessary in order to ensure that the Company is being run in a manner consistent with the best interests of shareholders.  We need your help!

➢	We are deeply concerned with the prolonged underperformance of iRobot’s share price.

➢	The Board’s poor oversight of management’s capital allocation is the key contributor to iRobot’s chronic underperformance.

➢	Red Mountain has already been a catalyst for positive change at iRobot, but there is much more to be done.

➢	Red Mountain has a substantial economic interest in iRobot and our interests are aligned with yours.

➢	Shareholder representation on iRobot’s Board is needed NOW.

10100 Santa Monica Boulevard, Suite 925, Los Angeles, CA 90067 ∙ Main 310-432-0200 ∙ Fax 310-432-0201

Red Mountain is an investment management firm that invests primarily in undervalued and underperforming small cap public companies with the objective of unlocking value for the benefit of all shareholders.  We have a successful track record of working with management teams and boards of directors to enhance value through a combination of: refocusing strategy, improving operational execution, more efficiently allocating capital and upgrading corporate governance.  We are long-term investors, and have held our core investments for an average of eight years.  Indeed, our fund is structured like a closed-end private equity fund which permits us to hold an investment until we achieve sustainable value targets.  Red Mountain partners currently serve on the boards of five of our seven public portfolio companies and, in every case, they were invited to join the board.  This is the first time in our ten-year history that we have been forced to engage in a proxy contest to ensure that shareholders are appropriately represented on a board of directors.

For nearly a year, we have tried to engage in a constructive dialogue with iRobot’s Board and management team.  We are disappointed that we were unable to reach a mutually agreeable settlement with the Board, which we believe would have been in the best interests of the Company and all shareholders.  We proposed to expand the Board in order to allow both the Company’s nominees and our nominees to serve.  The Board rejected our proposal, offering to appoint one of our nominees to the Board but not a representative of Red Mountain.  Colin Angle, iRobot’s Chairman and CEO, stated in his March 30th letter to shareholders that Red Mountain is “unwilling to enter a reasonable settlement and that this proxy fight is instead driven by [Mr. Mesdag’s] personal agenda to be on the Board."  We can assure you that our only “agenda” is to ensure that:

➢	The Board holds management accountable for its performance,

➢	The Board is responsive to shareholders, and

➢	Management and the Board create sustainable increases in shareholder value.

Our nominees are aligned with iRobot’s shareholders and have the experience and qualifications necessary to hold management accountable to create sustainable shareholder value.

PLEASE VOTE THE GREEN PROXY CARD TODAY

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WE ARE DEEPLY CONCERNED WITH THE PROLONGED UNDERPERFORMANCE OF iROBOT’S SHARE PRICE

Mr. Angle claims in his March 30th letter to shareholders that “the iRobot Board of Directors has a proven track record of driving growth and taking decisive action to ensure the long-term success of the Company,” citing modest outperformance of iRobot’s stock price relative to the S&P 500 index from January 1, 2013 through March 18, 2016.  The Board’s selection of this performance period appears to us to be a deliberate effort to cherry-pick an arbitrary time period in which to demonstrate outperformance.  As shown in the chart below, the starting point of this performance period represents a trough in the Company’s stock price over the past five years, and longer measurement periods present a very different picture.

Source: Bloomberg. Calculated as of close of business on March 18, 2016. Assumes reinvestment of dividends.

In addition, the Board’s selection of the S&P 500 as a benchmark is seriously flawed.  iRobot is NOT in the S&P 500 index and, until now, the Company has not used it as a basis for comparison to measure its relative performance.  Indeed, in the five-year performance table that has appeared in every annual report since iRobot’s IPO (the most recent of which was disseminated to shareholders along with the Company’s 2016 proxy statement), the Company benchmarks its total shareholder return (or “TSR”) against the NASDAQ index, NOT the S&P 500 index.

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We have reproduced the table from iRobot’s latest annual report below, which clearly shows the Company’s underperformance over the past five years.

Source: Reproduced from iRobot annual report disseminated with its 2016 proxy statement.

Why would Mr. Angle use a different performance period and a different benchmark in his March 30th letter to shareholders than what was communicated by the Company in its most recent annual report to shareholders?  As illustrated below, the Company’s stock price consistently underperformed the NASDAQ index prior to Red Mountain’s initial Schedule 13D filing in April 2015 in which we publicly disclosed our value enhancement plan.

Source: Bloomberg. Calculated as of close of business on April 7, 2015. Assumes reinvestment of dividends.

We believe that shareholders should be very concerned about the consistent underperformance of the Company’s stock price, and should hold the incumbent Board accountable for the long-term deterioration of shareholder value.

PLEASE VOTE THE GREEN PROXY CARD TODAY

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THE BOARD’S POOR OVERSIGHT OF MANAGEMENT’S CAPITAL ALLOCATION IS THE KEY CONTRIBUTOR TO iROBOT’S CHRONIC UNDERPERFORMANCE

We believe that the main reason for iRobot’s poor performance has been ineffective capital allocation.  In our opinion, a business that does not earn a return on invested capital in excess of its weighted average cost of capital creates no intrinsic economic value.  The way in which the management team of a public company allocates shareholder capital is, in our view, one of the most informative data points in an objective evaluation of board stewardship.  When iRobot decided to become a public company, its shareholders entrusted the Board to exercise its fiduciary duty to oversee management’s deployment of capital and to ensure that, over the long run, capital investments would generate an acceptable return.  Shareholders of public companies expect the directors they elect to think like owners, and to spend the company’s money as though it were their own.

iRobot’s track record of capital allocation has been poor.  In his March 30th letter to shareholders, Mr. Angle states that the Board “carefully review[s] every project to ensure each of them will provide a significant risk-adjusted return and drive shareholder value.”  The numbers tell a very different story.  Over the past ten years, the Company has spent more than $400 million on R&D and over $100 million on acquisitions.  In plain terms, the Company has invested more than $500 million into a business with approximately $600 million in total revenue.  In our view, the Company’s recent sale of its Defense & Security business for only $30 million (plus a $15 million earn-out) and the current de-emphasis of its Remote Presence business (which has never generated any meaningful revenue) demonstrate the Board’s failure to ensure that its commitments of shareholder capital provide a significant risk-adjusted return and drive shareholder value.  Not surprisingly, iRobot has consistently failed to generate returns on its invested capital that exceed its cost of capital since its IPO in 2005.1  We consider the incumbent Board responsible for its failure to hold management accountable for its poor capital allocation decisions.

We believe that lack of transparency in iRobot’s financial reporting masks its ineffective capital allocation and enables management to fund speculative and money-losing ventures such as Remote Presence.  The Company’s financial reporting fails to disclose the operating profitability of each of its business segments and does not allocate corporate overhead and R&D expenses to each business segment.  We suspect that the Home Robots business has subsidized the losses of the Defense & Security and Remote Presence businesses, allowing management to avoid scrutiny of its allocation of capital to these negative-return businesses and failing to present the true operating income margins of the Home Robots business.

1 Source: Bloomberg.

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PLEASE VOTE THE GREEN PROXY CARD TODAY

RED MOUNTAIN HAS ALREADY BEEN A CATALYST FOR POSITIVE CHANGE AT iROBOT; BUT THERE IS MUCH MORE TO BE DONE

Red Mountain has demonstrated its commitment as a major shareholder to effecting positive change at iRobot.  We presented our detailed value enhancement plan to the Board on April 8, 2015, in a public Schedule 13D filing and a private letter to Mr. Angle.  Our plan included (i) focusing on the Home Robots business by selling the Defense & Security business and discontinuing the Remote Presence business, (ii) implementing a disciplined capital allocation plan based on risk-adjusted returns, and (iii) upgrading corporate governance policies to enhance Board independence and shareholder rights.  Since then, the Board has validated many of our recommendations by shifting its focus to the Home Robots business, selling the Defense & Security business, de-emphasizing the Remote Presence business, increasing the scale and speed of its stock repurchase program, and pledging to solicit support for the de-classification of its Board and elimination of the supermajority voting requirements in its governing documents.

Since Red Mountain filed its initial Schedule 13D on April 8, 2015, iRobot’s stock has outperformed the NASDAQ index, as shown below.

Source: Bloomberg. Calculated as of close of business on March 31, 2016. Assumes reinvestment of dividends.

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In his March 30th letter to shareholders, Mr. Angle asserted that all recent changes had been in the works for years and that “Red Mountain is not proposing anything new.”  So the Company’s unprecedented actions over the past six months – which happen to be almost exactly what Red Mountain prescribed in April 2015 – have nothing to do with our advocacy for positive change on behalf of our fellow shareholders?  We find this to be highly improbable.  Nevertheless, there is much more work to be done to ensure that management is held accountable to create sustainable value over the long-term.

1.
Improved Profitability. The Company has not capitalized on the potential margin improvements associated with the sale of the Defense & Security business and the de-emphasis of the Remote Presence business, and continues to be challenged with respect to cost management.  The Board must hold management accountable to right-size the cost structure of a standalone Home Robots business.

2.
Improved Sales Growth.  The Company has missed numerous opportunities in its core and adjacent markets and has done little to mitigate entrants into the home robotics markets that it created.  The competitive threat is real.  The Board must hold management accountable to increase brand awareness and household penetration rates and protect its leadership position, market share and pricing power.  The Company’s route to market and its global distribution network must also be evaluated from the perspective of both revenue and cost to ensure that the most critical markets are effectively managed.

3.
Improved Capital Allocation.  As noted above, management has a poor record of effective capital allocation.  The Board must hold management accountable to develop and implement a disciplined capital investment program that generates acceptable risk-adjusted returns.

4.
Improved Corporate Governance.  The Company’s corporate governance policies have been unfriendly to its shareholders for many years and have been challenged by Institutional Shareholder Services, Glass Lewis and a number of the Company’s shareholders.  Just last year, the Board recommended that shareholders vote AGAINST a shareholder proposal to de-classify the Board.  This year, under pressure, it is recommending a vote FOR a Board declassification proposal.  While the Board’s recent changes begin to address shareholder criticism of its corporate governance practices, there is still substantial work to be done to adopt governance best practices, including separating the roles of Chairman and Chief Executive Officer, further refreshing the Board to ensure its independence, and aligning executive compensation with shareholder returns.

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PLEASE VOTE THE GREEN PROXY CARD TODAY

RED MOUNTAIN HAS A SUBSTANTIAL ECONOMIC INTEREST IN iROBOT AND OUR INTERESTS ARE ALIGNED WITH YOURS

Our large ownership stake in iRobot aligns our objective to maximize shareholder value with your objective to earn a better return on your investment.  In contrast, a number of the directors, including Mr. Angle, have been consistent sellers of their stock in the Company.  The Board’s collective beneficial ownership has decreased from approximately 38%2 immediately prior to the IPO to less than 4% today.  Notably, Mr. Angle reduced his beneficial ownership stake in the Company from 11% to 2%, all of which shares (or options to buy shares) were granted to him by the Board in the form of executive compensation.  Until very recently, neither Mr. Angle nor any other director has acquired any new shares since the IPO other than in the form of executive compensation.3 We believe that aggressive stock sales and minimal stock ownership by the incumbent Board evidence poor alignment between their interests and the interests of iRobot’s current shareholders.

Mr. Mesdag, by virtue of his relationship with Red Mountain, may be deemed the beneficial owner of approximately 6.2% of the Company’s outstanding shares.4  Mr. Peiros directly owns 1,000 shares.5  We believe that the addition of our nominees to the Board would bring a much needed shareholder perspective to the boardroom.

PLEASE VOTE THE GREEN PROXY CARD TODAY

SHAREHOLDER REPRESENTATION ON iROBOT’S BOARD IS NEEDED NOW

The Board is in desperate need of new directors whose interests are better aligned with shareholders and who have invested their own capital in the Company’s stock.  Our nominees have the experience and qualifications necessary to hold management accountable to maximize the value of the Company for its shareholders.

2 The 38% reflects ownership of incumbent directors serving on the Board at the time of the IPO and includes shares (approximately 7% of the shares outstanding) held by First Albany Companies and First Albany Private Funds (collectively, “First Albany”) that we believe Mr. McNamee could have been deemed to beneficially own by virtue of his relationship with First Albany. iRobot’s public filings did not include such shares in Mr. McNamee’s beneficial ownership as a Special Committee of First Albany Companies that did not include Mr. McNamee was reported to have sole investment discretion over such shares.
3 Director Michelle Stacy purchased 3,000 shares on March 15, 2016.
4 1,782,500 shares are beneficially owned by Red Mountain.  These shares were acquired by Red Mountain from February to September 2015.  Mr. Mesdag does not own shares directly.
5 Mr. Peiros’s shares, which he purchased in January 2016, represent less than 1% of the Company’s outstanding shares.

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We have nominated Larry Peiros and me for election to the Board to increase both the accountability of management to the Board and the alignment of the Board with the Company’s shareholders.  Larry is not affiliated with Red Mountain and, in his capacity as a director of iRobot, will act independently of Red Mountain.  We are seeking only two Board seats, out of eight, and had proposed to the Company in our settlement negotiations to expand the size of the Board to ten to include its nominees as well as ours instead of replacing them.  The Board rejected our proposal.  We strongly encourage you to vote on the GREEN proxy card to elect Lawrence S. Peiros and Willem Mesdag to the Board of iRobot.  You can find additional information about Red Mountain and our nominees in our proxy statement and at www.irobotproxycontest.com.

As described in more detail in our proxy statement:

Lawrence S. Peiros, age 60

➢ Larry is the former Chief Operating Officer of The Clorox Company, one of the most successful consumer products companies in the world, and has served with distinction as an independent director of three public companies.

Willem Mesdag, age 62

➢ I am the Managing Partner of Red Mountain and a former partner of Goldman, Sachs & Co. in its investment banking division, and have served with distinction as an independent director of seven public companies.

Your election of Larry and me to the Board will ensure that a shareholder voice is present in the boardroom.  We will hold management accountable for their investment of shareholder capital.  We will also contribute our considerable expertise relating to effective corporate governance, capital allocation, operating efficiency, building global consumer brands and managing multi-national businesses.  Importantly, we are absolutely committed to supporting smart long-term investments in marketing and R&D in support of the Home Robots business in order to grow adjacent product lines, maintain market share and play a major role in the connected home.

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Larry and I are eager to work constructively and collaboratively with the other members of the Board to secure and grow iRobot’s leading position in the increasingly competitive home robotics industry while delivering significantly higher returns for all shareholders.  We look forward to your support at the upcoming annual meeting.

PLEASE SIGN, DATE AND MAIL THE GREEN PROXY CARD TODAY

Sincerely,

Willem Mesdag

Managing Partner

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PLEASE VOTE THE GREEN PROXY CARD TODAY
WE NEED YOUR HELP!

Your Vote is Important, No Matter How Many or How Few Shares You Own

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of Red Mountain’s proxy materials, please contact D.F. King & Co., Inc. at the phone numbers listed below.

48 Wall Street
New York, NY 10005
Shareholders call toll free at (866) 796-1271
Banks and Brokers may call collect at (212) 269-5550

PLEASE VOTE THE GREEN PROXY CARD TODAY
WE NEED YOUR HELP!

Your Vote is Important, No Matter How Many or How Few Shares You Own

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of Red Mountain’s proxy materials, please contact D.F. King & Co., Inc. at the phone numbers listed below.

48 Wall Street
New York, NY 10005
Shareholders call toll free at (866) 796-1271
Banks and Brokers may call collect at (212) 269-5550